EXHIBIT 23.3


                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 of CMGI, Inc. of our report dated March 31, 2000, with respect to the consolidated balance sheet of AdForce, Inc. as of December 31, 1999 and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows for the year ended December 31, 1999, which report appears in the Form 8-K of CMGI, Inc. dated August 18, 2000, and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/  KPMG LLP

KPMG LLP

San Francisco, California
December 15, 2000